Western Asset Global Partners Income Fund Inc. Announces
Approval of Change to Primary Investment Objective, Subject to Stockholder Approval, and Changes to Non-Fundamental
Investment Policies

NEW YORK - (BUSINESS WIRE) - August 16, 2007
Western Asset Global Partners Income Fund Inc. (NYSE: GDF)
today announced approval by the Board of Directors of a
change to the Fund's primary investment objective, subject
to stockholder approval.  The Fund will solicit
stockholders to seek their approval of the change to the
Fund's primary investment objective at the Fund's next
annual meeting of stockholders, to be held in December
2007.  The Fund also announced approval by the Board of
Directors of changes to its non-fundamental investment
policies.  Certain changes to the Fund's non-fundamental
investment policies will be effective September 17, 2007;
other changes to the Fund's non-fundamental investment
policies will be effective upon approval by the Fund's
stockholders of the proposal to change the Fund's primary
investment objective.
The Board of Directors approved management's proposal to
change the primary investment objective of the Fund,
subject to stockholder approval, to provide that the Fund
will seek to maintain a high level of current income.  The
current primary investment objective of the Fund is to
maintain a high level of current income by investing
primarily in a portfolio of high yield U.S. and non-U.S.
corporate debt securities and high yield foreign sovereign
debt securities. The Fund's secondary investment objective,
seeking capital appreciation, remains unchanged.
The Fund's Board of Directors also approved amending the
Fund's non-fundamental investment policies to provide that,
under normal market conditions, the Fund will invest at
least 33% of its total assets in securities of issuers that
are, or are incorporated in or generate the majority of
their revenue in, emerging market countries and at least
33% of its total assets in high yield U.S. corporate debt
securities.  Under the amended policies, the Fund will also
be able to invest up to 33% of its total assets in a broad
range of other U.S. and non-U.S. fixed income securities,
both investment grade and high yield securities, including
but not limited to corporate bonds, loans, mortgage- and
asset-backed securities, preferred stock and sovereign
debt, derivative instruments of the foregoing securities
and dollar rolls. For purposes of the amended policies, a
"high yield" debt security will be defined as any debt
security that is rated below investment grade by a
nationally recognized statistical rating organization or,
if unrated, of equivalent quality as determined by the
Fund's investment manager.  Also, for purposes of the
amended policies, "emerging market country" will be defined
as any country which is, at the time of investment,
represented in the JPMorgan Emerging Markets Bond Index
Global or categorized by the International Bank for
Reconstruction and Development ("World Bank"), in its
annual categorization, as middle or low-income.  Under
normal circumstances, the Fund will invest in securities of
issuers located in the United States and at least three
foreign countries.  Currently, the Fund is limited to
investing, under normal market conditions, at least 33% of
its total assets in high yield U.S. corporate debt
securities and at least 33% of the Fund's total assets in
high yield foreign sovereign debt securities.  The Fund's
current investment guidelines also permit the Fund to
invest up to 33% of its total assets in high yield non-U.S.
corporate debt securities.  These changes to the Fund's
non-fundamental investment policies will become effective
upon approval by the Fund's stockholders of the proposal to
change the Fund's primary investment objective, as
described above.
The Board of Directors also approved amended, non-
fundamental investment policies relating to credit quality
providing that the Fund will usually attempt to maintain a
portfolio with a weighted average credit rating of at least
B3 by Moody's Investors Service ("Moody's) or B- by
Standard & Poor's Corporation ("S&P"), or an equivalent
rating by any nationally recognized statistical rating
organization.  Previously, the debt securities in which the
Fund invested generally had to be rated at the time of
investment in the categories Ba or B by Moody's or BB or B
by S&P or, if not rated by Moody's or S&P, of comparable
quality as determined by the Fund's investment manager.
These changes to the Fund's non-fundamental investment
policies will become effective on September 17, 2007.
The purpose of the proposed change to the Fund's primary
investment objective and the changes to the Fund's non-
fundamental investment policies is to broaden the
investment opportunities of the Fund and to allow the Fund
to invest a greater percentage of its assets in securities
that are rated investment grade.  As the emerging market
sector has evolved and developed since the Fund's inception
in October of 1993, more fixed income securities issued by
governments and corporations in emerging market countries
("emerging market debt") have earned investment grade
ratings.  These increases in the ratings of emerging market
debt have resulted from issuers benefiting from substantial
increases in commodity prices and increased fiscal
responsibility on the part of the governments of emerging
market countries.  Currently, approximately 39% of the JP
Morgan Emerging Markets Bond Index Global, one of the
unmanaged benchmarks against which the Fund measures its
performance, is composed of emerging market debt that is
rated investment grade.
On August 15, 2007, the Board of the Fund approved these
non-fundamental changes in order to provide Legg Mason
Partners Fund Advisor, LLC, the Fund's investment manager,
and Western Asset Management Company, the Funds' subadviser
("Western Asset"), with greater flexibility in making
investment decisions by providing them with the ability to
invest in securities rated investment grade in addition to
investing in non-investment grade securities.  Management
recommended these changes in the belief that it would be in
the best interests of shareholders to broaden the range of
securities in which the Fund may invest while also
potentially reducing the Fund's risk profile.
It is important to note that the proposed changes are
expected to provide the portfolio managers with additional
flexibility to meet the Fund's investment objectives and
address developments in the market, but other than
potential investments made in investment grade emerging
market debt, there is no expectation that dramatic changes
in the Fund's portfolio composition or investment approach
will result.
* * * * *
Additional Information About Dollar Rolls, Mortgage-Backed
Securities and Asset-Backed Securities
Under the Fund's amended non-fundamental investment
policies, the Fund will be able to invest in dollar rolls,
mortgage-backed securities and asset-backed securities as
part of its investment strategies.  Under a dollar roll
transaction, the Fund sells securities for delivery in the
current month, or sells securities it has purchased on a
"to-be-announced" basis, and simultaneously contracts to
repurchase substantially similar (same type and coupon)
securities on a specified future date. During the roll
period, the Fund forgoes principal and interest paid on the
purchased securities.  Dollar rolls are speculative
techniques involving leverage, and are considered
borrowings by the Fund if the Fund does not establish and
maintain a segregated account. In addition, dollar rolls
involve the risk that the market value of the securities
the Fund is obligated to repurchase may decline below the
repurchase price. In the event the buyer of securities
under a dollar roll files for bankruptcy or becomes
insolvent, the Fund's use of proceeds may be restricted
pending a determination by the other party, or its trustee
or receiver, whether to enforce the Fund's obligation to
repurchase the securities. Successful use of dollar rolls
may depend upon the ability of the Fund's investment
manager to correctly predict interest rates and
prepayments. There is no assurance that dollar rolls can be
successfully employed.
Mortgage-backed securities may be issued by private
companies or by agencies of the U.S. Government and
represent direct or indirect participations in, or are
collateralized by and payable from, mortgage loans secured
by real property. Asset-backed securities represent
participations in, or are secured by and payable from,
assets such as installment sales or loan contracts, leases,
credit card receivables and other categories of
receivables. Certain debt instruments may only pay
principal at maturity or may only represent the right to
receive payments of principal or payments of interest on
underlying pools of mortgages, assets or government
securities, but not both. The value of these types of
instruments may change more drastically than debt
securities that pay both principal and interest during
periods of changing interest rates. The Fund may obtain a
below market yield or incur a loss on such instruments
during periods of declining interest rates. Principal only
and interest only instruments are subject to extension
risk. For mortgage derivatives and structured securities
that have imbedded leverage features, small changes in
interest or prepayment rates may cause large and sudden
price movements. Mortgage derivatives may be illiquid and
hard to value in declining markets.
* * * * *
In connection with the proposal to change the Fund's
primary investment objective, the Fund intends to file a
proxy statement with the Securities and Exchange Commission
("SEC").  Investors and stockholders are advised to read
the proxy statement when it becomes available, because it
will contain important information.  When filed with the
SEC, the proxy statement and other documents filed by the
Fund will be available for free at the SEC's website,
http://www.sec.gov.  Stockholders can also obtain copies of
these documents, when available, for free by calling the
Fund at 1-888-777-0102 or by visiting the Fund's website at
www.leggmason.com.
The Fund, its directors and executive officers and other
members of its management and employees may be deemed to be
participants in the Fund's solicitation of proxies from its
stockholders in connection with the proposal to change the
Fund's primary investment objective. Information concerning
the interests of the Fund's participants in the
solicitation is set forth in the Fund's proxy statements
and stockholder reports on Form N-CSR, previously filed
with the SEC.
* * * * *
Western Asset Global Partners Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.
 For more information on the Funds, please contact our Investor Relations Group at 1-888-777-0102 or consult the Fund's website at www.leggmason.com.

Contact:
Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775